Exhibit 10.10

AMENDMENT TO 2012 BNC FINANCIAL GROUP, INC. STOCK PLAN

All capitalized terms used in this Amendment shall have the meanings ascribed to them in the 2012 BNC Financial Group, Inc. Stock Plan (the “2012 Plan”).

This Amendment shall become effective on the date of approval by the shareholders of the Company, currently anticipated on June 26, 2013 (the “Effective Date”).

Unless provided for in this Amendment, all provisions of the 2012 Plan shall remain in effect, unchanged by this Amendment.

Section 5.2 is hereby amended by deleting current Section 5.2 and restating and replacing it with the following (new language underlined):

Section 5.2.          Shares Subject to the Plan.  Subject to adjustment in accordance with Section 5.3, the aggregate number of Shares of Common Stock reserved and available for issuance in connection with Grants under this Plan shall be equal to:

(a)	65,000 Shares; plus

(b)          On the day following the Closing Date, the number of Shares reserved and available for issuance under this Plan shall be automatically increased to that number equal to 10% of the number of Shares issued on the Closing Date, or such lesser number of Shares as determined by the Committee. Notwithstanding the foregoing, the increase will be capped so that following such increase the overall Overhang (as defined below) is not greater than 12%.

(c)          The number of Shares reserved and available for issuance shall automatically increase on January 1st of each year commencing on January 1, 2014 by an amount equal to up to 12% of the Company’s Overhang on December 31st of the preceding calendar year, UNLESS a lesser amount is designated by the Board of Directors.

(d)          “Overhang” is defined as the aggregate number of Shares subject to Grants outstanding but unexercised (in the case of Options or Stock Appreciation Rights) or unvested (in the case of other Awards) under this Plan and the Other Plans, plus the number of Shares available to be granted under this Plan, divided by the total Shares outstanding on December 31st of the preceding calendar year.

(e)          Accordingly, the number of Shares reserved and available for issuance may increase from year to year based on exercises of Options and Stock Appreciation Rights, vesting of other Awards, and increases in the total Shares outstanding as of December 31 of the prior year.

Shares covered by a Grant shall be counted as used as of the effective date of the award.  Any Shares that are subject to Grants shall be counted against the limit set forth in Section 5.2 as one (1) share for every one (1) share subject to a Grant.

If any Shares covered by a Grant awarded under this Plan are not earned or purchased or are forfeited or expire, or if a Grant otherwise terminates without delivery of any Common Stock subject thereto or is settled in cash in lieu of shares, then the number of Shares counted against the aggregate number of Shares available under this Plan with respect to such

Grant shall, to the extent of any such forfeiture, termination or expiration, again be available for purposes of this Plan in addition to the number of Shares made the subject of awards that are otherwise available for Grants.

The number of Shares available for issuance under this Plan shall not be increased by (a) any Shares tendered or withheld or Grant surrendered in connection with the purchase of Shares upon exercise of an Option or (b) any Shares deducted or delivered from a Grant payment in connection with the Company’s tax withholding obligations as described in Section 12.6 hereof. Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares or treasury shares.

End of Amendment